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                                                                    Exhibit 99

                   WINTHROP PARTNERS 79 LIMITED PARTNERSHIP

                               DECEMBER 31, 1997

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

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

                                                                 Year Ended             Three Months Ended
                                                             December 31, 1997          December 31, 1997
                                                             -----------------          ------------------


1.    Statement of Cash Available for Distribution:

     Net Income                                            $         747,000            $         156,000
     Add:     Depreciation and amortization charged to
              income not affecting cash available for
              distribution                                           101,000                       25,000

              Minimum lease payments received, net of
              interest income earned, on leases
              accounted for under the financing method               306,000                       80,000

     Less:    Mortgage principal payments                           (280,000)                     (48,000)
              Rent Receivable/Prepaid rent                           (43,000)                     (43,000)
              Other non-cash income                                  (13,000)                      (4,000)

              Cash to Reserves                                      (503,000)                    (166,000)
                                                           ------------------           ------------------

              Cash Available for Distribution              $         315,000            $               -
                                                           ==================           ==================
              Distributions allocated to General
              Partners   $   -$-
                                                           ==================           ==================
              Distributions allocated to Limited
              Partners   $         315,000            $               -
                                                           ==================           ==================
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2.   Fees and other compensation paid or accrued by the Partnership to the
     General Partners, or their affiliates during the three months ended
     December 31, 1997:

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


      Entity Receiving Compensation         Form of Compensation                               Amount
      -----------------------------         --------------------                               ------

      Winthrop Management LLC               Property Management Fees                           $  4,000

      General Partners                      Interest in Cash Available for Distribution        $     -

      WFC Realty Co., Inc.
      (Initial Limited Partner)             Interest in Cash Available for Distribution        $     -
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